Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of CONSOL Energy Inc. and Subsidiaries and to the incorporation by reference therein of our reports dated February 17, 2009, with respect to the consolidated financial statements of CNX Gas Corporation and Subsidiaries and the effectiveness of internal control over financial reporting of CNX Gas Corporation and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

June 26, 2009